Exhibit 99.1

VAALCO ENERGY ANNOUNCES CLOSING OF ACQUISITION OF

ADDITIONAL WORKING INTEREST IN THE

ETAME MARIN PERMIT OFFSHORE GABON

WORKOVERS ON AVOUMA PLATFORM NOW UNDERWAY

HOUSTON – NOVEMBER 28, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today announced that it has closed on the purchase of an additional 3.23% participating interest (2.98% working interest) in the Etame Marin Permit located offshore of the Republic of Gabon from Sojitz Etame Limited, which represented the full interest owned by Sojitz Etame Limited in the concession.  The transaction had an effective date of August 1, 2016.

VAALCO is operator of the fields in the Etame Marin block which encompass approximately 28,700 gross acres in shallow water and, prior to the acquisition, owned a 30.35% participating interest (28.1% working interest) in the block.  There are four production platforms and nine wells currently producing in the concession, including three subsea well tiebacks.  Production from the fields currently averages about 13,500 barrels of oil per day and over 94 million barrels of oil have been produced since production commenced in 2002.

The acquisition will boost VAALCO’s net production by approximately 11% post-closing and will not require any additional staffing.  The transaction was funded with cash on hand. VAALCO may issue a request to the International Finance Corporation (IFC) to borrow the $5.0 million potentially available under its term loan agreement in the near future.

VAALCO has also mobilized a hydraulic workover unit onto the Avouma platform offshore Gabon and work is underway to replace failed electric submersible pumps (ESPs).  The failed ESPs will be inspected by the original equipment manufacturer, who also installed the ESPs, to determine what caused the failures.

Cary Bounds, VAALCO’s Chief Operating Officer and Interim CEO commented, “We are very pleased to have closed our transaction with Sojitz and increased our participating interest in our flagship producing asset in offshore Gabon to 33.58%.  One of our key strategic goals is to seek opportunities to grow the Company in a cost-effective manner that enhances shareholder value. We believe this acquisition is an excellent example of the execution of that strategy.  It immediately increases our production in a field we know extremely well and enhances our option value due to the significant upside potential remaining.  At Etame, we have identified 21 low risk development and step-out drilling opportunities with about 65 million barrels of gross unrisked recoverable contingent resources. We are working with our partners on a schedule to develop these opportunities as soon as practical.  We are also very pleased to have initiated the workover program at Avouma and hope to restore production at Avouma before year end.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for liquidity and capital resources, future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact Elizabeth Prochnow 713-623-0801